Exhibit 99.2

   News Release

Analyst and Media Contact:

Dan Meziere

(972) 855-3729

Atmos Energy Corporation Names

Edward Geiser to Board of Directors

DALLAS (September 16, 2024) - Atmos Energy Corporation (NYSE: ATO) announced today that Edward Geiser has been elected to its board of directors, effective September 10, 2024.

Mr. Geiser is the Executive Managing Partner of Juniper Capital Advisors, L.P. and the head of the Investment Committee for the firm and its funds. Prior to the formation of Juniper Capital, Mr. Geiser was a Managing Director at Och-Ziff Capital Management where he focused on Och-Ziff’s private investing activity in the energy industry from 2008 to 2013. Prior to Och-Ziff, Mr. Geiser worked at each of the Merrill Lynch and Morgan Stanley Investment Banking Groups where he provided strategic advisory and capital markets services to companies involved in the energy industry.

From January 2021 to June 2023, Mr. Geiser served as Chairman of the Board of Ranger Oil Corporation, a formerly publicly traded oil and gas company. He was also chair of the Nomination, Environmental, Social and Governance Committee and a member of the Compensation Committee.

“Eddie has a significant amount of experience in the energy sector and brings to the Board of Directors many years of management in public and private finance. He will add significant value to the Board’s strategic and financial discussions. He also brings to the table experience in executive compensation matters. Eddie will be a significant asset to our Board,” said Kim R. Cocklin, Chairman of the Board of Atmos Energy.

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, efficient and abundant natural gas to over 3.3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.